ICC25-FG-SCH(11/25) 3 ANNUITY SCHEDULE ANNUITY NUMBER: [001-00001] ISSUE DATE: [March 1, 2028] TYPE OF BUSINESS: [Non-Qualified] OWNER: [John Doe] DATE OF BIRTH: [October 21, 1972] SEX: [Male] [OWNER: [Mary Doe] DATE OF BIRTH: [October 15, 1972] SEX: [Female]] ANNUITANT: [John Doe] DATE OF BIRTH: [October 21,1972] SEX: [Male] [JOINT ANNUITANT: [Mary Doe] DATE OF BIRTH: [January 15, 1952] SEX: [Female]] [CONTINGENT ANNUITANT: [Mary Doe] DATE OF BIRTH: [January 15, 1952] SEX: [Female]] ALLOCATION OF INITIAL PURCHASE PAYMENT PURCHASE PAYMENT: [$100,000.00] INDEX STRATEGY ALLOCATION PERCENTAGE(S): MINIMUM INDEX STRATEGY AMOUNT: [$2,000] [Cap Rate Index Strategy XX%] [Index Name] [Index Term] [$XXXX.XX] [XX.XX% Buffer] [Tiered Participation Rate Index Strategy XX%] [Index Name] [Index Term] [$XXXX.XX] [XX.XX% Buffer] [Step Rate Plus Index Strategy XX%] [Index Name] [Index Term] [$XXXX.XX] [XX.XX% Buffer] [Dual Directional Index Strategy XX%] [Index Name] [Index Term] [$XXXX.XX] [XX.XX% Buffer] [Cap Rate With Spread Index Strategy XX%] [Index Name] [Index Term] [$XXXX.XX] [XX.XX% Buffer] [Participation Rate with Cap Index Strategy XX%] [Index Name] [Index Term] [$XXXX.XX] [XX.XX% Buffer]

ICC25-FG-SCH(11/25) 4 ANNUITY SCHEDULE (Continued) FIXED ACCOUNT ALLOCATION MINIMUM FIXED ACCOUNT AMOUNT: [$50] Allocation Percentage on the Issue Date: [ 15%] Allocated Amount on the Issue Date: [ $15,000.00] Initial Crediting Rate: [2.00%] for any Purchase Payment(s) allocated to the Fixed Account as of the Issue Date. Rates will be declared and guaranteed for each Index Year and will never be less than the Guaranteed Minimum Interest Rate. GUARANTEED MINIMUM INTEREST RATE: The Guaranteed Minimum Interest Rate is [0.25%] for amounts allocated to the Fixed Account and will apply for the life of the Annuity. TRANSFER ACCOUNT ALLOCATIONS PERCENTAGE: Transfer Account [100%] Allocated Amount on the Issue Date: [$100,000.00] Maximum Transfer Account Period: [90] days from the date the [application is signed] PURCHASE PAYMENT AGE LIMITATION: [Total Purchase Payments up to [$1,000,000] without Home Office approval] may be accepted up to and including the day prior to the later of: the oldest Owner’s [86th] birthday (the Annuitant’s [86th] birthday if the Annuity is owned by an entity), or the first anniversary of the Issue Date, unless otherwise required by applicable law or regulation to maintain the tax status of this Annuity.] [MAXIMUM [ANNUAL] ADDITIONAL PURCHASE PAYMENT LIMITATION: [Annually, following the [1st] Contract Anniversary] the maximum [Annual] Additional Purchase Payment Is [$100,000]] [until the total Purchase Payments reach [$1,000,000] without Home Office Approval]. MINIMUM ADDITIONAL PURCHASE PAYMENT: [$100] MINIMUM ADDITIONAL PURCHASE PAYMENT UNDER AUTOMATIC PURCHASE PLANS: [$50] WITHDRAWALS MAXIMUM FREE WITHDRAWAL PERCENTAGE: [10%] of Purchase Payments. MINIMUM WITHDRAWAL AMOUNT: [$100] MINIMUM SURRENDER VALUE AFTER A PARTIAL WITHDRAWAL: [$2,000] MAXIMUM MEDICALLY RELATED WITHDRAWAL AMOUNT: [$500,000] CHARGES AND ADJUSTMENTS SURRENDER CHARGE PERIOD: The Surrender Charge Period is applicable for each Purchase Payment being withdrawn that is in excess of the Free Withdrawal amount. The charge decreases as the Purchase Payment ages. The aging of a Purchase Payment is measured from the date it is allocated to your Annuity. The charge percentage is shown below. The charge is deducted from the Allocation Options in the same proportion as the withdrawal upon which it is assessed.

ANNUITY SCHEDULE (Continued)

Age of Purchase Payment Being Withdrawn						
Year 0-1	Year 1-2	Year 2-3	Year 3-4	Year 4-5	Year 5-6	thereafter
[8%	8%	7%	6%	5%	4%	0.00]

FIXED ACCOUNT MINIMUM GUARANTEED SURRENDER VALUE: The Minimum Guaranteed Surrender Value (MGSV) is equal to 87.5% multiplied by your Net Purchase Payment(s) allocated to the Fixed Account and reallocations into the Fixed Account since the date(s) applied, less the total amount of any prior withdrawals (excluding Surrender Charges and MVA) or reallocations out of the Fixed Account, plus interest credited daily at the Nonforfeiture Rate.

NONFORFEITURE RATE: [X.XX%]. [This Nonforfeiture Rate is effective for the initial MVA Period and will be redetermined at the end of each MVA Period for each subsequent MVA Period.]

[REDETERMINATION BASIS AND CALCULATION: The Nonforfeiture Rate when redetermined for each MVA Period is the lesser of 3.00% and average of 5-Year constant maturity treasury rate over the month of [Month] prior to the Redetermination Date, rounded to nearest 0.05% and reduced by 1.25%. The resulting rate will not be less than [1.00%].]

MARKET VALUE ADJUSTMENT (MVA) FORMULA

A MVA will be applied to the Account Value withdrawn in excess of the maximum Free Withdrawal amount or upon Surrender based on the amount withdrawn that is attributable to the Fixed Income Asset Proxy. There is no Free Withdrawal amount upon Surrender. The MVA is not applicable on transfers between the Index Strategies and the Fixed Account. The MVA will not apply to Death and Annuitization Benefits.

MVA Factor = [(1 + A) / (1 + B)]^C – 1

MVA Amount Initial = MVA Factor × ∑ Fixed Income Asset Proxy

The MVA Amount Initial is determined by multiplying the MVA Factor by the Sum of the Fixed Income Asset Proxy. If necessary, this amount is adjusted for any limitations on the Fixed Account required to be imposed based on the impact of the MGSV. This may limit the amount of MVA that can be applied at the time of a Withdrawal or Surrender. Otherwise, there is no limit to the amount of the MVA.

Market Value Index: [Bloomberg U.S. Intermediate Credit Index]

MVA Period: a [6] year period beginning on the Index Effective Date [that renews every [6] years] in which a MVA will apply to Partial Withdrawal amounts above the maximum Free Withdrawal amount and Surrenders. For a period of [30] days prior to and including the MVA Period end date, the MVA will be waived for any Withdrawal or Surrender. [For an additional period of [60] days after each MVA Period end date, the MVA will be waived for any Withdrawal or Surrender from the Fixed Account only.] Advance notification will be sent at least [15] days prior to the start of the [30]-day period.

Where the defined terms are as follows:
Fixed Income Asset Proxy represents the book value of fixed income assets backing the product. The Fixed Income Asset Proxy for the Fixed Account is equal to the Fixed Account Value. For the Index Strategies, the Fixed Income Asset Proxy is defined on the Index Strategies Specification Schedule.

A = the yield associated with the Market Value Index Rate at the beginning of the MVA Period;

B = the yield associated with the Market Value Index Rate at the current date; and

ICC25-FG-SCH(11/25) 5

ICC25-FG-SCH(11/25) 6 ANNUITY SCHEDULE (Continued) C = the total days remaining in the MVA Period divided by 365, capped at the duration of the MVA period The MVA Amount may be further adjusted for a MVA cap or floor based on a comparison of the Fixed Account Value and the MGSV applicable to the Fixed Account (FA). MVA Amount Full (FA) = Fixed Income Asset Proxy of the Fixed Account × MVA Factor MVA Floor = MGSV – (Fixed Income Asset Proxy of the Fixed Account – Surrender Charges proportionally allocated to the Fixed Account based on the Fixed Account Value as a percentage of the total Account Value) and will never be greater than zero. MVA Cap = -MVA Floor MVA Adjustment = Min(MVA Cap, Max(MVA Amount Full(FA), MVA Floor)) – MVA Amount Full(FA) Final MVA Amount = MVA Amount Initial + MVA Adjustment RETURN OF PURCHASE PAYMENTS DEATH BENEFIT RIDER DUE PROOF OF DEATH PERIOD: [1 Year] [FLEXIBLE ALLOCATION ANNUITY ENDORSEMENT [MAXIMUM FLEXIBLE ALLOCATION REQUESTS: [3] per Index Year]] ANNUITIZATION LATEST AVAILABLE ANNUITY DATE: [The first day of the calendar month next following the oldest Owner’s or Annuitant’s 95th birthday.] EARLIEST AVAILABLE ANNUITY DATE: [Three years from the Issue Date] MINIMUM ANNUITY PAYMENT: $20 per month MINIMUM SURRENDER VALUE AT ANNUITIZATION: [$2,000] ANNUITY TABLES The rates in Tables 1 and 2 below are applied to the Account Value on the Annuity Date to compute the minimum amount of the annuity payment for the payout options described below. Table 1 is used to compute the minimum annuity payment under Option 1 (Payments for Life with 120 Months Period Certain). Table 2 is used to compute the minimum initial annuity payment under Option 2 (Joint and Last Survivor). BASIS OF COMPUTATION FOR ANNUITY OPTIONS: [We use an interest rate of 0.25% per year. The adjusted age is the Annuitant’s age as of the Annuitant’s last birthday prior to the date on which the first payment is due, adjusted as shown in the “Translation of Adjusted Age” table below. The actuarial basis of the Annuity Options is the Annuity 2000 valuation mortality table, with four-year age setback and

ANNUITY SCHEDULE (Continued)

projected mortality improvement factors (modified Scale G) projected from the age at annuitization to the age at which the probability of survival is needed in the calculation of the annuity payment.

[Translation of Adjusted Age			
Calendar Year in Which First Payment Is Due	Adjusted Age	Calendar Year in Which First Payment Is Due	Adjusted Age
2020 through 2029	Actual Age minus 2	2070 through 2079	Actual Age minus 7
2030 through 2039	Actual Age minus 3	2080 through 2089	Actual Age minus 8
2040 through 2049	Actual Age minus 4	2090 through 2099	Actual Age minus 9
2050 through 2059	Actual Age minus 5	2100 through 2109	Actual Age minus 10
2060 through 2069	Actual Age minus 6	2110 through 2119	Actual Age minus 11]

AMOUNT OF MONTHLY PAYMENT FOR EACH $1,000 APPLIED

[ANNUITY OPTION 1 Table – Payments for Life with 120 Months Period Certain								
Adjusted Age	Male	Female	Adjusted Age	Male	Female	Adjusted Age	Male	Female
41	1.76	1.62	61	2.90	2.60	81	5.83	5.39
42	1.79	1.65	62	2.99	2.68	82	6.03	5.61
43	1.83	1.68	63	3.09	2.76	83	6.22	5.83
44	1.87	1.72	64	3.19	2.85	84	6.41	6.05
45	1.91	1.75	65	3.30	2.94	85	6.60	6.27
46	1.96	1.79	66	3.41	3.04	86	6.78	6.48
47	2.00	1.83	67	3.53	3.15	87	6.96	6.69
48	2.05	1.87	68	3.65	3.26	88	7.12	6.89
49	2.10	1.91	69	3.78	3.37	89	7.28	7.08
50	2.15	1.95	70	3.92	3.50	90	7.43	7.25
51	2.20	2.00	71	4.07	3.63	91	7.56	7.41
52	2.26	2.05	72	4.22	3.77	92	7.69	7.56
53	2.32	2.10	73	4.38	3.91	93	7.80	7.69
54	2.38	2.15	74	4.54	4.07	94	7.91	7.81
55	2.44	2.20	75	4.71	4.23	95	8.00	7.92]
56	2.51	2.26	76	4.89	4.40			
57	2.58	2.32	77	5.07	4.59			
58	2.65	2.39	78	5.25	4.78			
59	2.73	2.45	79	5.44	4.97			
60	2.81	2.53	80	5.64	5.18			

ICC25-FG-SCH(11/25) 7

ICC25-FG-SCH(11/25) 8 ANNUITY SCHEDULE (Continued) [ANNUITY OPTION 2 Table - Joint and Last Survivor Male Adjusted Age Female Adjusted Age 45 50 55 60 65 70 75 80 85 90 95 45 1.59 1.68 1.75 1.80 1.84 1.87 1.89 1.90 1.91 1.91 1.91 50 1.64 1.76 1.86 1.95 2.02 2.07 2.11 2.13 2.14 2.15 2.15 55 1.68 1.82 1.96 2.09 2.21 2.30 2.36 2.40 2.43 2.44 2.45 60 1.71 1.87 2.05 2.22 2.39 2.54 2.65 2.73 2.78 2.81 2.82 65 1.73 1.90 2.11 2.33 2.56 2.79 2.98 3.13 3.23 3.29 3.32 70 1.74 1.92 2.15 2.41 2.70 3.02 3.32 3.58 3.78 3.90 3.97 75 1.74 1.94 2.17 2.46 2.81 3.21 3.64 4.06 4.42 4.68 4.84 80 1.75 1.95 2.19 2.50 2.88 3.35 3.91 4.52 5.12 5.60 5.94 85 1.75 1.95 2.20 2.51 2.92 3.44 4.10 4.91 5.79 6.62 7.26 90 1.75 1.95 2.20 2.53 2.94 3.49 4.23 5.19 6.36 7.62 8.73 95 1.75 1.95 2.21 2.53 2.96 3.52 4.30 5.37 6.78 8.47 10.15] SEPARATE ACCOUNT SEPARATE ACCOUNT(S): [Pruco Life Insurance Company Index Strategies Separate Account] RIDERS AND ENDORSEMENTS MADE A PART OF THE ANNUITY ON THE ISSUE DATE: [Cap Rate Index Strategy Endorsement Participation Rate with Cap Index Strategy Endorsement Tiered Participation Rate Index Strategy Endorsement Step Rate Plus Index Strategy Endorsement Dual Directional Index Strategy Endorsement Cap Rate With Spread Index Strategy Endorsement Flexible Allocation Endorsement Return of Purchase Payment Death Benefit Rider] [ALABAMA INSURANCE DEPARTMENT CONTACT: 201 Monroe St, Suite 402, P.O. Box 303351 Montgomery, AL 36130-3351 Phone: 334-269-3550 Email: Insdept@insurance.alabama.gov]